INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (the “Agreement”) is made and entered into effective as of  December 27, 2015, by and between Ultimus Managers Trust, an Ohio business trust (the “Trust”) on behalf of each series of the Trust set forth on Schedule A attached hereto (individually the “Fund” and collectively the “Funds”), a series of shares of the Trust, and Castlemaine, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and offers for sale distinct series of shares of beneficial interest, each corresponding to a distinct portfolio, including, the Fund; and

WHEREAS, the Trust desires to avail itself of the services, information, advice, assistance and facilities of an investment adviser on behalf of the Fund, and to have that investment adviser provide or perform for the Fund the services set forth in this Agreement; and

WHEREAS, the Adviser is registered with the Securities and Exchange Commission (the “SEC”) as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of asset management and is willing to furnish such services to the Fund on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, it is agreed between the parties as follows:

1.   Employment of the Adviser.  The Trust hereby employs the Adviser to invest and reinvest the assets of the Fund in the manner set forth in Section 2 of this Agreement subject to the supervision of the Board of Trustees of the Trust (“Trustees”), for the period, in the manner, and on the terms set forth hereinafter.  The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth.  The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

2.   Obligations of Investment Adviser

(a)    Services.  The Adviser, shall have the authority to, and agrees to perform the following services (the “Services”) for the Trust:

(1)   manage the investment and reinvestment of the assets of the Fund;

(2)   continuously review, supervise, and administer the investment program of the Fund;

(3)   determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions) with respect to the Fund;

(4)   provide the Trust and the Fund with records concerning the Adviser’s activities under this Agreement which the Trust and the Fund are required to maintain;

(5)   exercise whatever powers the Fund may possess with respect to any of the assets of the Fund, including but not limited to the right to vote proxies, exercise rights, options, warrants, conversion and redemption privileges, and to tender securities pursuant to a tender offer.

(6) open trading accounts and execute related trading documentation with trading counterparties on behalf the Fund (e.g., brokerage agreements, swap documentation, etc.);

(7)   render regular reports to the Trust’s Trustees and officers concerning the Adviser’s discharge of the foregoing responsibilities; and

(8)   perform such other services as agreed by the Adviser and the Trust from time to time.

The Adviser shall discharge the foregoing responsibilities subject to the supervision and overview of the Trustees and in compliance with (i) such policies as the Trustees may from time to time establish; (ii) the Fund’s objectives, policies, and limitations as set forth in its prospectus (“Prospectus”) and statement of additional information (“Statement of Additional Information”), as the same may be amended from time to time; and (iii) with all applicable laws and regulations.  The Trust shall provide the Adviser with  drafts of any (1) amendments to the Prospectus and Statement of Additional Information that relate to changes in the Fund’s objectives, policies, and limitations or the Adviser’s services under this Agreement and (2) marketing materials relating to the Fund.  The Adviser shall have an opportunity to comment on the drafts.  All Services to be furnished by the Adviser under this Agreement may be furnished through any directors, officers or employees of the Adviser or through such other parties as the Adviser may determine from time to time.

(b)   Expenses and Personnel.  The Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required to perform the Services on the terms and for the compensation provided herein.  The Adviser shall authorize and permit any of its officers, directors and employees, who may be elected as Trustees or officers of the Trust, to serve in the capacities in which they are elected.  Except to the extent expressly assumed by the Adviser in this Agreement or any expense limitation agreement with the Trust, and except to the extent required by law to be paid by the Adviser, the Adviser shall have no duty to pay and the Trust shall pay all costs and expenses in connection with its operation including, but not limited to, compensation of Trustees; brokerage commissions and other transaction charges; taxes; legal; auditing, printing or governmental fees; other service providers’ fees and expenses; expenses of issue, sale, redemption, and repurchase of shares; expenses of registering and qualifying shares for sale; expenses related to board and shareholder meetings; the costs of preparing and distributing reports and notices to shareholders; interest payments and other fees and charges associated with any credit facilities established by or on behalf of the Fund; trade association membership dues; Trust insurance premiums; and extraordinary expenses.

(c)   Books and Records.  All books and records prepared and maintained by the Adviser for the Trust and the Fund under this Agreement shall be the property of the Trust and the Fund and, upon request therefor, the Adviser shall surrender to the Trust and the Fund such of the books and records so requested.

3.   Fund Transactions.  (a) The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund.  With respect to brokerage selection, the Adviser shall seek to obtain the best overall execution for Fund transactions, which is a combination of price, quality of execution and other factors.  Consistent with the terms of Section 28(e) of the Securities  and Exchange Act of 1934, as amended, the Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Adviser with brokerage, research, analysis, advice and similar services, and the Adviser may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Adviser to the Fund and its other clients and the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund.  The Adviser will promptly communicate to the Trustees and the officers of the Trust such information relating to portfolio transactions as they may reasonably request.

(b) When the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as its other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the Fund’s order with the orders of such other clients to obtain a favorable execution and brokerage commissions, if any.  In such event, allocation of the securities so purchased or sold will be made by the Adviser in the manner it considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

4.   Compensation of the Adviser.  As compensation for the services that the Adviser is to provide or cause to be provided pursuant to Paragraph 2, the Fund shall pay to the Adviser an annual fee, computed and accrued daily and paid in arrears monthly, at the rate set forth on Schedule A, which shall be a percentage of the average daily net assets of the Fund (computed in the manner set forth in the Fund’s most recent Prospectus and Statement of Additional Information) determined as of the close of business on each business day throughout the month.  If the Adviser shall so request in writing, with the approval of the Trustees, some or all of such fee shall be paid directly to a sub-adviser.  The fee for any partial month under this Agreement shall be calculated on a proportionate basis based on the proportion that the period from the beginning of such month to the date of termination bears to the full month in which the termination occurs.

5.   Status of Investment Adviser.  The services of the Adviser to the Trust and the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its Services to the Trust and the Fund are not impaired thereby.  The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund.  Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

6.   Permissible Interests.  Trustees, agents, and stockholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Adviser are or may be interested in the Trust as Trustees, stockholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a stockholder or otherwise.

7.   Limits of Liability; Indemnification.  The Adviser assumes no responsibility under this Agreement other than to render the Services called for hereunder.  The Adviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard on its part in the performance of, or from reckless disregard by it of its obligations and duties under this Agreement.  It is agreed that the Adviser shall have no responsibility or liability for (a) the accuracy or completeness of the Trust’s registration statement under the Act or the Securities Act of 1933, as amended (“1933 Act”), except for information supplied in writing by the Adviser for inclusion therein; or (b) for the actions or inaction of any other service provider to the Fund.  The Trust agrees to indemnify the Adviser to the full extent permitted by the Trust’s Declaration of Trust, a copy of which is on file with the Secretary of the State of Ohio.  Notice is hereby given that this instrument is executed on behalf of the Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund), and the Adviser shall look only to the assets of the Trust, or the particular Fund, for the satisfaction of such obligations or any liability arising in connection therewith, and no other series of the Trust shall incur any liability or obligation in connection therewith.

8.   Term.  This Agreement shall remain in effect for an initial term of two years from the date hereof, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

(a)    the Trust may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice of a decision to terminate this Agreement by (i) the Trustees; or (ii) the vote of a majority of the outstanding voting securities of the Fund;

(b)    the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder);

(c)   the Adviser may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice to the Trust and the Fund; and

(d)   the terms of paragraph 7 of this Agreement shall survive the termination of this Agreement.

9.   Amendments.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and, to the extent required by law, no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities.

10.   Applicable Law.  This Agreement shall be construed in accordance with, and governed by, the substantive laws of the State of Ohio without regard to the principles of the conflict of laws or the choice of laws.

11.   Representations and Warranties.

(a)   Representations and Warranties of the Adviser.  The Adviser hereby represents and warrants to the Trust as follows: (i) the Adviser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Adviser is registered as an investment adviser with the SEC under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

(b)   Representations and Warranties of the Trust.  The Trust hereby represents and warrants to the Adviser as follows: (i) the Trust has been duly organized as a business trust under the laws of the State of Ohio and is authorized to enter into this Agreement and carry out its terms; (ii) the Trust is registered as an investment company with the SEC under the Act; (iii) shares of the Fund are registered for offer and sale to the public under the 1933 Act; and (iv) such registrations will be kept in effect during the term of this Agreement.

12.   Structure of Agreement.  The Trust is entering into this Agreement solely on behalf of the Fund or Funds named herein individually and not jointly.  Notwithstanding any to the contrary in this Agreement, no breach of any term of this Agreement shall create a right or obligation with respect to any series of the Trust other than the Fund; (b) under no circumstances shall the Adviser have the right to set off claims relating to the Fund by applying property of any other series of the Trust; and (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and the Fund.

13.   Compliance Procedures.  The Adviser will, in accordance with Rule 206(4)-7 of the Advisers Act, adopt and implement written policies and procedures reasonably designed to prevent violations of the Advisers Act and will provide the Trust with copies of such written policies and procedures upon request.

14.   Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

15.   Notice.  Notices of any kind to be given to the Trust hereunder by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Ultimus Managers Trust at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, Attention: Director of Fund Administration, or to such other address or to such individual as shall be so specified by the Trust to the Adviser.  Notices of any kind to be given to the Adviser hereunder by the Trust shall be in writing and shall be duly given if mailed or delivered to 50 Battery Place #1D, New York, New York 10280,  Attention: President, or at such other address or to such individual as shall be so specified by the Adviser to the Trust.  Notices shall be deemed received when delivered in person or within four (4) days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested or upon receipt of proof of delivery when sent by overnight mail or overnight courier, addressed as stated above.

16.   Castlemaine Name.  The Trust agrees that the name “Castlemaine” or any derivative thereof or logo associated with that name and other service marks and trademarks owned by the Adviser or its affiliates are the valuable property of the Adviser and that the Trust and/or the Fund may use such names (or derivatives or logos) only as permitted by the Adviser. The Adviser hereby grants to the Trust a royalty fee limited license to use the name “Castlemaine” and any derivative thereof or logo associated with the name as the name of the Fund and the name of the classes of shares of such Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

ULTIMUS MANAGERS TRUST, on behalf of the Funds listed on Schedule A		CASTLEMAINE, LLC

By:	/s/ David R. Carson	By:	/s/ Alfredo Viegasc
Name:	David R. Carson	Name:	Alfredo Viegas
Title:	President	Title:	Chief Investment Officer

SCHEDULE A
to
INVESTMENT ADVISORY AGREEMENT
between
ULTIMUS MANAGERS TRUST
and
CASTLEMAINE, LLC

Fund Name	Management Fee*
Castlemaine Emerging Markets Opportunities Fund	1.24%
Castlemaine Event Driven Fund	1.24%
Castlemaine Long Short Fund	1.24%
Castlemaine Market Neutral Fund	1.24%
Castlemaine Multi-Strategy Fund**
Portion of Net Assets invested in affiliated funds	waived
Portion of Net Assets invested in unaffiliated funds or other assets	1.24%

*	As a percent of average daily net assets. Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily waive any portion of the advisory fee from time to time.
**	The Adviser shall waive all advisory fees from Castlemaine Multi-Strategy Fund on that portion of Net Assets of the Fund invested in the other Castlemaine Funds listed above or any other affiliated fund managed by the Adviser from time to time.